Exhibit 10.3(b)

August 30, 2004

Mr. Gary M. Spitz

225 Warrenton Drive

Houston, TX 77024

Re: Third Amendment to Separation Agreement dated April 26, 2004 (the “Separation Agreement”), as amended pursuant to the Letter Agreements dated June 8, 2004 and July 20, 2004 (the “Amendments”) (“collectively, the Separation Agreement and the Amendments shall be referred to as the “Agreement”).

Dear Gary:

Pursuant to our conversation, the parties wish to amend the Agreement as follows:

Paragraph 1 of the Agreement (as amended by the Amendments) is deleted in its entirety and replaced with the following:

1.	Effective September 1, 2004 you hereby agree to remain employed with the Company as Chief Financial Officer, with such duties and authority commensurate with that position as determined from time to time by the Company’s Board of Directors, until you or the Company provide to the other forty-five (45) days written notice of its intent to terminate your employment (“Notice”). You will resign from your positions as an officer and employee of the Company and all other direct and indirect subsidiaries and affiliates of the Company as of the date set forth in the Notice (the “Separation Date”).

In addition to the consideration set forth in Separation Agreement and Amendment 2 dated July 20, 2004, and in consideration of your agreement to remain employed with the Company pursuant to the terms of this Third Amendment, the Company agrees to pay you your regular salary during this extension of employment and an additional one month salary of ($25,000) payable as soon as practicable (but in no event later than five (5) business days) following the Final Release Effective Date.

During this extension period, you will continue diligently perform the duties associated with the position of Chief Financial Officer. Any changes that the Company may make with respect to the Company’s vacation accrual policy will

KRATON Polymers U.S. LLC

700 Milam, North Tower, 13th Floor P.O. Box 61070 Houston, TX 77208-1070

not be applicable to you. You represent that you have property accounted for all vacation days taken in calendar year 2004.

All other terms and conditions of the Agreement and Amendments remain unchanged.

Sincerely;

/s/ GEORGE GREGORY
George Gregory

Agreed and Accepted by:

/s/ GARY M. SPITZ
Gary M. Spitz